Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

This Third Supplemental Indenture (this “Supplemental Indenture”), dated as of November 15, 2023, among Connect Finco SARL (the “Luxembourg Issuer”), Connect U.S. Finco LLC (the “U.S. Issuer” and together with the Luxembourg Issuer, the “Issuers”), the Guarantors listed on the signature pages hereto (the “Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”) and as notes collateral agent (the “Notes Collateral Agent”).

W I T N E S S E T H

WHEREAS, the Issuers, Guarantors, Trustee and Notes Collateral Agent have entered into an Indenture, dated as of October 7, 2019, as amended by the first supplemental indenture, dated as of February 18, 2020, and as further amended by the second supplemental indenture, dated as of May 1, 2020 (collectively, the “Indenture”);

WHEREAS, the Issuers desire to amend and supplement the Indenture as contemplated by Article 2 of this Supplemental Indenture;

WHEREAS, pursuant to Section 9.01 of the Indenture, the Issuers, any Guarantor, the Trustee and the Notes Collateral Agent may amend or supplement the Indenture without the consent of any Holder (as defined in the Indenture), subject to Section 9.06 of the Indenture;

WHEREAS, this Supplemental Indenture is authorized pursuant to Section 9.01(1) and (13) of the Indenture;

WHEREAS, the Issuers have, pursuant to Sections 9.06 and 12.04 of the Indenture, furnished the Trustee and Notes Collateral Agent with an Officers’ Certificate and an Opinion of Counsel complying with the requirements of Section 12.05 of the Indenture;

WHEREAS, the Trustee and Notes Collateral Agent is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by Articles of Incorporation and the Bylaws (or comparable constituent documents) of the Issuers, Guarantors, and of the Trustee and the Notes Collateral Agent necessary to make this Supplemental Indenture a valid instrument legally binding on the Issuer, Guarantors, Trustee and Notes Collateral Agent, in accordance with its terms, have been duly done and performed.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

ARTICLE 1

Section 1.01.
Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.
Section 1.02.
Relation to Indenture. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.03.
Execution and Delivery. This Supplemental Indenture shall become effective immediately upon its execution and delivery by the Issuers, Guarantors, Trustee and Notes Collateral Agent.
ARTICLE 2
Section 2.01.
Amendments. The Indenture shall be amended to give effect to the following amendments.
(a)
The following definition in Section 1.01 of the Indenture is amended and restated in its entirety:

“IFRS” means the International Financial Reporting Standards of the International Accounting Standards Board, as adopted by the European Union. At any time after the Issue Date, the Company may elect to apply GAAP accounting principles in lieu of IFRS and, upon any such election, references herein to IFRS shall thereafter be construed to mean GAAP (except as otherwise provided in this Indenture); provided that any such election, once made, shall be irrevocable; provided, further, any calculation or determination in this Indenture that requires the application of IFRS for periods that include fiscal quarters ended prior to the Company’s election to apply GAAP shall remain as previously calculated or determined in accordance with IFRS. The Company shall give notice of any such election made in accordance with this definition to the Trustee. For the avoidance of doubt, solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness. If there occurs a change in IFRS or GAAP, as the case may be, and such change would cause a change in the method of calculation of any standards, terms or measures (including all computations of amounts and ratios) used in this Indenture (an “Accounting Change”), then the Company may elect that such standards, terms or measures shall be calculated as if such Accounting Change had not occurred.

(b)
The following definition is added to Section 1.01 of the Indenture:

“GAAP” means generally accepted accounting principles in the United States, which are in effect from time to time.

ARTICLE 3
Section 3.01.
Governing Law. THIS SUPPLEMENTAL INDENTURE, AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS SUPPLEMENTAL INDENTURE, WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
Section 3.02.
Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent one and the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile, PDF or other electronic transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture and signature pages for all purposes. Signatures of the parties hereto transmitted by facsimile, PDF or other electronic transmission shall be deemed to be their original signatures for all purposes.
Section 3.03.
Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.
Section 3.04.
The Trustee and the Notes Collateral Agent. Neither the Trustee nor the Notes Collateral Agent shall be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein.
Section 3.05.
Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder shall be bound hereby.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

CONNECT FINCO SARL, as Issuer

By: /s/ Jacques De Patoul

Name: Jacques De Patoul

Title: Manager

CONNECT U.S. FINCO LLC, as Issuer

By: /s/ Robert James Blair

Name: Robert James Blair

Title: President

CONNECT BIDCO LIMITED, as Guarantor

By: /s/Elizabeth Palmer

Name: Elizabeth Palmer

Title: Director

CONNECT MIDCO LIMITED, as Guarantor

By: /s/ Elizabeth Palmer

Name: Elizabeth Palmer

Title: Director

[Signature Page – Third Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and as Notes Collateral Agent

By: /s/ Latoya S. Elvin

Name: Latoya S. Elvin

Title: Vice President

[Signature Page – Third Supplemental Indenture]